Exhibit 99.1

ChinaCast Education Received NASDAQ Notification Letter

Regarding Delisting Determination

Beijing, May 8, 2012 -- ChinaCast Education Corporation (the “Company”, NASDAQ: CAST), a post-secondary education and e-learning services provider in China, announced today that it received a notification from the staff of The NASDAQ Stock Market LLC (the “NASDAQ Staff”) that the NASDAQ Staff has made a determination to delist the Company’s securities. The NASDAQ decided to delist the Company’s securities pursuant to discretionary authority under NASDAQ Listing Rule 5101 and in connection with the Company’s failure to file its Form 10-K for the year ended December 31, 2011, as required by NASDAQ Listing Rule 5250(c).

In its notification letter, the NASDAQ Staff has provided the Company until May 9, 2012 to request an appeal hearing on the delisting determination. If the Company does not appeal by such date, trading of the Company’s shares of common stock (which have been halted since April 2, 2012) will be suspended at the opening of business on May 11, 2012, and a Form 25NSE will be filed with the Securities and Exchange Commission, which will result in the Company’s securities being removed from listing and registration on NASDAQ. The Company expects to submit an appeal request to the NASDAQ Hearings Panel on May 9, 2012. There can be no assurance that the NASDAQ Hearings Panel will grant the request for continued listing.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends may involve a number of risks and uncertainties including, among others, the risk factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other publicly-available filings with the SEC. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

1